UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MERCURY INTERACTIVE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERCURY INTERACTIVE CORPORATION

1325 Borregas Avenue

Sunnyvale, CA 94089

To our Stockholders:

I am pleased to invite you to attend the 2004 Annual Meeting of Stockholders of Mercury Interactive Corporation to be held on Wednesday, May 19, 2004, at 10:00 a.m., Eastern Time, at the Four Seasons New York, 57 East 57th Street, New York, New York 10022. Details regarding the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed in this mailing are four other documents: our 2003 Annual Report, which contains information about our business; our Annual Report on Form 10-K which includes our 2003 audited financial statements; a proxy card for you to record your vote; and a return envelope for your proxy card.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope that you will vote as soon as possible by completing and mailing the enclosed proxy card. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding voting by written proxy. Any stockholder attending the annual meeting may vote in person, even though he or she has already returned a proxy card.

We look forward to seeing you at the annual meeting.

Sincerely,

Susan J. Skaer

Vice President, General Counsel and Secretary

Sunnyvale, California

March 31, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

MERCURY INTERACTIVE CORPORATION

1325 Borregas Avenue

Sunnyvale, California 94089

(408) 822-5200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m., Eastern Time, on Wednesday, May 19, 2004

PLACE	Four Seasons New York
57 East 57th Street
New York, New York 10022

ITEMS OF BUSINESS	(1) Election of our directors;

(2) Ratify and approve an amendment to Mercury’s Restated Certificate of Incorporation to increase the authorized number of shares of Mercury common stock to 560,000,000 shares;

(3) Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2004; and

Consider such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments thereof if you were a stockholder at the close of business on Monday, March 22, 2004.

VOTING BY PROXY

Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the proxy card.

By Order of the Board of Directors

Susan J. Skaer
Vice President, General Counsel and Secretary

This proxy statement and accompanying proxy card are being distributed on or about March 31, 2004.

MERCURY INTERACTIVE CORPORATION

2004 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

MERCURY INTERACTIVE CORPORATION

PROXY STATEMENT

FOR

2004 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Our board of directors is soliciting proxies for the 2004 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully.

Voting materials, which include the proxy statement, proxy card, 2003 Annual Report to Stockholders and our Annual Report on Form 10-K, which includes our 2003 audited financial statements, were mailed to stockholders on or about March 31, 2004. Our principal executive offices are located at 1325 Borregas Avenue, Sunnyvale, California 94089. Our telephone number at that address is (408) 822-5200. During the second quarter of 2004, our principal executive offices will be moving to 379 North Whisman Road, Mountain View, California 94043-3969.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

Q:	WHY AM I RECEIVING THESE MATERIALS?

A:	Mercury’s board of directors is providing these proxy materials for you in connection with our annual meeting of stockholders, which will take place on May 19, 2004. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. Mercury requests that you vote “FOR” each nominee for election to the board of directors under Proposal One and “FOR” Proposals Two and Three.

Q:	WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Mercury’s 2003 Annual Report to Stockholders, our Annual Report on Form 10-K, which includes our 2003 audited financial statements, proxy card and return envelope are also enclosed.

Q:	WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?

A:	There are three proposals scheduled to be voted on at the annual meeting. They are:

•	Proposal One: Election of our directors;

•	Proposal Two: Ratify and approve an amendment to Mercury’s Restated Certificate of Incorporation to increase the authorized number of shares of Mercury common stock to 560,000,000 shares;

•	Proposal Three: Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2004; and

•	Consideration of such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Q:	WHAT IS MERCURY’S VOTING RECOMMENDATION?

A:	Our board of directors recommends that you vote your shares:

“FOR” all nominees for election to the board of directors under Proposal One;

“FOR” Proposal Two; and

“FOR” Proposal Three.

Q:	WHO CAN VOTE AT THE ANNUAL MEETING?

A:	The board of directors set March 22, 2004 as the record date for the annual meeting. All stockholders who owned Mercury common stock on March 22, 2004 may attend and vote at the annual meeting. Each of these stockholders is entitled to one vote for each share of common stock held on all matters to be voted on. On March 22, 2004, shares of Mercury common stock were outstanding.

Q:	HOW MANY VOTES DOES MERCURY NEED TO HOLD THE ANNUAL MEETING?

A:	A majority of Mercury’s outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum. Shares are counted as present at the annual meeting if you:

•	are present and vote in person at the annual meeting; or

•	have properly submitted a proxy card.

Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself.

Q:	WHAT SHARES THAT I OWN CAN BE VOTED?

A:	All shares owned by you as of the close of business on March 22, 2004, the record date, may be voted by you if either (1) you held these shares directly in your name as the stockholder of record, or (2) these shares were held for you as the beneficial owner through a broker, bank or other nominee.

Q:	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A:	Most stockholders of Mercury hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record:

If your shares are registered directly in your name with Mercury’s transfer agent, Mellon Investor Services, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by Mercury. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner:

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you request, complete and deliver a legal proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

Q:	WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

A:	For the election of directors, the six individuals nominated for election to the board of directors at the annual meeting receiving the highest number of “FOR” votes will be elected. The other proposals require the affirmative “FOR” vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described below in “How are votes counted?” In tabulating the voting result for any particular proposal, shares which constitute broker non-votes are not considered entitled to vote.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	HOW ARE VOTES COUNTED?

A:	You may vote either “FOR” each nominee for election to the board of directors under Proposal One or to “WITHHOLD” your vote for that nominee. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals. If you abstain from voting on the other proposals, it has the same effect as a vote “AGAINST”. If you just sign your proxy card with no further instructions, your shares will be counted as a vote:

“FOR” all nominees for election to the board of directors under Proposal One;

“FOR” Proposal Two; and

“FOR” Proposal Three.

Other than the election of directors, which requires a plurality of the votes present, each matter to be submitted to the stockholders requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “FOR”, “AGAINST” or “ABSTAIN” are included.

Q:	WHO WILL COUNT THE VOTE?

A:	A representative of Mellon Investor Services, our transfer agent, will tabulate the votes and act as the inspector of election.

Q:	HOW CAN I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification to the annual meeting.

If you hold your shares in street name, you must request a legal proxy from your broker, bank or nominee in order to vote at the annual meeting.

Q:	HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING?

A:	If you hold shares directly as a stockholder of record, you may vote your shares without attending the annual meeting by marking, signing and returning the enclosed proxy card in the enclosed postage prepaid envelope. Please refer to the summary instructions included on your proxy card.

If you hold your shares in street name, your broker, bank or nominee will include a voting instruction card. You may vote your shares by marking and signing your proxy card and following the instructions provided by your broker, bank or nominee and mailing it in the enclosed, postage prepaid envelope. Furthermore, the instructions provided by your broker, bank or nominee may also provide for voting using the telephone or over the Internet. If your broker, bank or nominee provides such an option and you wish to vote using the telephone or over the Internet, then follow the instructions provided by them. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	HOW CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY?

A:	You may change your vote at any time prior to the vote at the annual meeting. If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instruction to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:	The preliminary voting results will be announced at the annual meeting. The final results will be published in our first quarterly report on Form 10-Q filed after the date of the annual meeting.

Q:	WHAT HAPPENS IF ADDITIONAL PROPOSALS ARE PRESENTED AT THE ANNUAL MEETING?

A:	Other than the three proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Amnon Landan, Mercury’s Chairman of the Board, President and Chief Executive Officer, Douglas Smith, Mercury’s Executive Vice President and Chief Financial Officer, and Susan J. Skaer, Mercury’s Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of Mercury’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Q:	IS MY VOTE CONFIDENTIAL?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Mercury or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the board of directors.

Q:	WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE ANNUAL MEETING?

A:	Mercury will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. Mercury has retained the services of The Altman Group to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. Mercury estimates that it will pay The Altman Group a fee of $6,500 for its services, plus reimbursement of its reasonable expenses. In addition, Mercury may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	MAY I PROPOSE ACTIONS FOR CONSIDERATION AT NEXT YEAR’S ANNUAL MEETING OF STOCKHOLDERS OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?

A:	You may submit proposals for consideration at future annual stockholder annual meetings, including director nominations.

STOCKHOLDER PROPOSALS:    In order for a stockholder proposal to be considered for inclusion in Mercury’s proxy statement for next year’s annual meeting, the written proposal must be received by Mercury no later than December 1, 2004. Such proposals will need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Mercury sponsored proxy materials. In order for a stockholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by Mercury no later than 20 days prior to the annual meeting and should contain such information as required under our bylaws. If the stockholder proposal is received after February 14, 2005, then management proxies may use their discretionary voting authority with respect to the proposal.

NOMINATION OF DIRECTOR CANDIDATES:    Our bylaws permit stockholders to nominate directors at a stockholder meeting. In order to make a director nomination at next year’s annual meeting, it is necessary that you notify Mercury not less than 20 nor more than 60 days in advance of the date of that annual meeting and your notice of nomination should contain such information as required under our bylaws and pursuant to Regulation 14A of the Securities Exchange Act. In order to include a proposal for such nomination of a director in our proxy statement for next year’s annual meeting, the written proposal will be subject to the procedures and deadline described in the preceding paragraph. If notice of the nomination is received after February 14, 2005, then management proxies may use their discretionary voting authority with respect to the proposal. You may also propose director candidates for consideration by our nominating and corporate governance committee if you meet certain qualifications and follow the procedures described below under “Board Structure and Compensation—Consideration of Director Nominees.”

COPY OF BYLAW PROVISIONS:    You may contact our Secretary at our corporate headquarters for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our board of directors and management have been and remain committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders. To that end, during the past year, as well as in prior years, our board of directors and management have periodically reviewed and updated our corporate governance policies and practices. In doing so, our Board reviews current best practices of similarly situated public companies. In addition, during the past year, our Board has revised our corporate governance policies and practices in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the SEC and NASDAQ.

We have in place a variety of policies and practices to promote good corporate governance. Consistent with our Corporate Governance Guidelines, a majority of our board of directors is independent in accordance with the rules of NASDAQ; and all members of the audit committee, compensation committee, and nominating and corporate governance committee also meet the NASDAQ guidelines for independence. Compensation of our chief executive officer is approved by our compensation committee, which evaluates our CEO’s performance in light of corporate goals and objectives. We also have:

•	updated the charters for our audit committee, compensation committee and nominating and corporate governance committee that address corporate governance practices in accordance with the Sarbanes-Oxley Act, current NASDAQ corporate governance guidelines, and other applicable rules and regulations;

•	established disclosure control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act;

•	established a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters; and

•	established a Code of Business Conduct and Ethics applicable to our officers, directors and employees.

In addition, we have adopted a set of Corporate Governance Guidelines, as noted above. The nominating and corporate governance committee of our board of directors is responsible for reviewing the Corporate Governance Guidelines from time to time and reporting and making recommendations to the board concerning corporate governance matters. Among the matters addressed by the Corporate Governance Guidelines are:

•	Director Independence—Independent directors shall constitute at least a majority of our board of directors. Our board of directors has determined that the following directors: Igal Kohavi, Clyde Ostler, Yair Shamir, Giora Yaron and Anthony Zingale are “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.

•	Monitoring Board Effectiveness—The Corporate Governance Guidelines require that from time to time, the board, led by the nominating and corporate governance committee conduct an annual self-evaluation of the functioning of the board and the board committees.

•	Lead director—We have recently amended our Corporate Governance Guidelines to require a lead director be chosen from our independent directors and Anthony Zingale has been appointed our lead director.

•	Executive Sessions of Independent Directors—The non-employee directors regularly meet without management present and such sessions are led by our lead independent director, Anthony Zingale.

•	Board Access to Independent Advisors—Our board of directors as a whole, and each of its committees separately, have authority to retain such independent consultants, counselors or advisors to the board or its committees as each shall deem necessary or appropriate.

•	Board Committees—All members of the audit, compensation, and nominating and corporate governance committees are required to be independent in accordance with NASDAQ criteria.

Copies of our corporate governance guidelines, code of business conduct and ethics and committee charters can be found on our website at http://www.mercuryinteractive.com/company/ir/corp_governance/.

BOARD STRUCTURE AND COMPENSATION

Board Meetings and Committees

During the fiscal year ended December 31, 2003, there were eleven meetings of our board of directors. Each incumbent director attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the board and (ii) the total number of meetings held by all committees of the board on which each such director served. The board and committees of the board also approved certain matters by unanimous written consent. Although we do not have a formal policy regarding attendance by members of the board at our annual meeting of stockholders, we encourage directors to attend. All of our directors attended the last annual meeting of stockholders. The board has a compensation committee, an audit committee and a nominating and corporate governance committee. Each standing committee is described as follows:

Audit Committee.    The audit committee was established on August 31, 1989. In May 2000 the board of directors adopted a written charter for the audit committee. In July 2003, the board of directors adopted a new audit committee and qualified legal compliance committee charter. A copy of the audit committee and qualified legal compliance committee charter is attached to this proxy statement as Appendix A and can be accessed electronically at Mercury’s website at http://www.mercuryinteractive.com/pdf/company/Audit_Committee_Charter.pdf. The report of the audit committee for fiscal 2003 is included in this proxy statement. In fiscal 2003, the audit committee consisted of Messrs. Ostler, Kohavi and Shamir. The members of the audit committee who served during fiscal 2003 are “independent” as defined under Rule 4200(a)(15) of the National Association of Securities Dealers listing standards, and met the independence requirements of Rule 10A-3(b)(i) of the Securities Exchange Act of 1934, as well as the requirements of NASDAQ Marketplace Rule 4350(d)(2). Mr. Ostler serves as chairman of the audit committee and the board of directors has determined that Mr. Ostler qualifies as a “financial expert” as defined by the rules of the Securities Exchange Commission. The audit committee met six times during fiscal 2003. The audit committee is responsible for the oversight of the quality and integrity of Mercury’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the audit committee is expected to:

•	have the sole authority to appoint, retain, compensate, oversee and terminate the independent auditors;

•	review and approve the scope of the annual internal and external audit;

•	review and pre-approve the engagement of Mercury’s independent auditors to perform audit and non-audit services and the related fees;

•	review the integrity of Mercury’s financial reporting process;

•	review Mercury’s financial statements and disclosures and U.S. Securities & Exchange Commission (“SEC”) filings;

•	review funding and investment policies; and

•	review disclosures from Mercury’s independent auditors regarding Independence Standards Board Standard No. 1.

Compensation Committee.    The compensation committee was established on August 31, 1989. In October 2002, the board of directors adopted a written charter for the compensation committee. In July 2003, the board of directors adopted a new compensation committee charter, which was restated as of March 2004. A copy of the compensation committee charter can be accessed electronically at Mercury’s website at http://www.mercuryinteractive.com/pdf/company/Compensation_Committee_Charter.pdf. The report of the compensation committee for fiscal 2003 is included in this proxy statement. In fiscal 2003, the compensation committee consisted of Messrs. Yaron, Shamir and Zingale. Dr. Yaron is the chairman of the compensation committee. The board of directors has determined that each of the members of the compensation committee is a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986. The members of the compensation committee who served during fiscal 2003 are “independent” as defined under Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The compensation committee met four times during fiscal 2003. The compensation committee is responsible for:

•	overseeing the overall compensation and benefits policies for Mercury;

•	overseeing and setting salaries, incentives and other forms of compensation for executive officers; and

•	evaluating the performance of executive officers, and reviewing our management succession plan.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee was established on July 31, 2002 at which time the board of directors adopted a written charter for the committee. In July 2003, the board of directors adopted a new nominating and corporate governance committee charter, which was restated as of March 2004. The nominating and corporate governance committee charter can be accessed electronically at Mercury’s website at http://www.mercuryinteractive.com/pdf/company/

Nominating_Corp_Governance_Committee_Charter.pdf. Since its inception, the nominating and corporate governance committee has consisted of Messrs. Kohavi, Ostler and Yaron. Dr. Kohavi is the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee met five times during fiscal 2003. The members of the nominating and corporate governance committee who served during fiscal 2003 are “independent” as defined under Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.

The nominating and corporate governance committee is expected to:

•	identify, evaluate and recommend nominees for the board of directors and for board committees;

•	evaluate the composition, organization and performance of the board of directors and its committees;

•	make recommendations to the board as to determination of directors independence;

•	develop and recommend corporate governance and code of business conduct principles and policies; and

•	oversee and set compensation for directors.

Consideration of Director Nominees

Stockholder Nominee.    The policy of the nominating and corporate governance committee is to consider properly submitted stockholder nominations for candidates for membership on the board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the nominating and corporate governance committee seeks to achieve a balance of knowledge, experience and capability on the board and to address the membership criteria set forth under “Director Qualifications.” If stockholders (either directly or as part of a group) have continuously held at least 5% of our voting securities for at least one year prior to recommending a director candidate and is not a competitor, the nominating and corporate governance committee will consider such candidate in accordance with its criteria. Such stockholder or group of stockholders should submit such recommendation by email to boardofdirectors@merc-int.com, to the attention of the chairman of the nominating and corporate governance committee. Such recommendations should be accompanied by a statement (i) demonstrating that such stockholder or group of stockholders have continuously held at least 5% of our voting securities for at least one year and is not a competitor (ii) describing the recommended director candidate and why such candidate is qualified to serve as a candidate, (iii) providing contact information and a resume for such candidate, and (iv) stating whether the candidate has expressed an interest in serving as a director. The nominating and corporate governance committee will consider such candidacy, and will advise the recommending stockholder or group of stockholders as to its final decision.

In addition, the bylaws of Mercury permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with Mercury’s bylaws, see “Questions and Answers about the Proxy Materials and the Annual Meeting—May I Propose Actions for Consideration at Next Year’s Annual Meeting of Stockholders or Nominate Individuals to Serve as Directors?”

Director Qualifications.    Mercury’s Nominating and Corporate Governance Committee Charter contains board membership criteria that apply to nominating and corporate governance committee recommended nominees for a position on Mercury’s board. The qualifications to be considered by the nominating and corporate governance committee include judgment, diversity, age, skills, background and experience in light of the board’s present composition and the current challenges and needs of the board and its committees. The corporate governance and nominating committee will take into account the independence, financial literacy and financial expertise standards required under our corporate governance guidelines, the board committees’ charters and applicable laws and regulations, and the ability of the candidate in light of the candidate’s present activities and our corporate governance guidelines to devote the necessary time and attention to serving as a director and a committee member. Each director must represent the interests of all stockholders.

Identifying and Evaluating Nominees for Directors.    The nominating and corporate governance committee utilizes a variety of methods for identifying and evaluating nominees for director. The nominating and corporate governance committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the nominating and corporate governance committee considers various potential candidates for director. Candidates may come to the attention of the nominating and corporate governance committee through current board members, professional search firms engaged by us, stockholders or other persons. These candidates are evaluated at regular or special meetings of the nominating and corporate governance committee, and may be considered at any point during the year. As described above, the nominating and corporate governance committee considers certain properly submitted stockholder nominations for candidates for the board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the nominating and corporate governance committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for Mercury’s annual meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the nominating and corporate governance committee. The nominating and corporate governance committee also reviews materials provided by professional search firms engaged by us or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the nominating and corporate governance committee seeks to achieve a balance of knowledge, experience and capability on the board.

Lead Director

Mercury’s board has elected a lead director from our independent directors, Anthony Zingale. The duties of the lead director include: (i) presiding at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors, (ii) serving as a liaison between the chairman and the independent directors, (iii) approving information sent to the board, (iv) approving the meeting agenda for the board, and (v) approving meeting schedules to assure that there is sufficient time for discussion of all items. Further, the lead director has authority to call meetings of the independent directors and, if requested by major stockholders, ensures that he is available for consultation and direct communication.

Executive Sessions

Executive sessions of non-employee directors are held regularly. The sessions are scheduled and chaired by our lead director, Anthony Zingale, a non-employee director of Mercury. Any non-employee director can request that an additional executive session be scheduled.

Communications with the Board

Individuals may communicate with the board by submitting an e-mail to Mercury’s board at boardofdirectors@merc-int.com. Communications that are intended specifically for non-employee directors should be sent to the e-mail address above to the attention of the chairman of the nominating and corporate governance committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our senior financial officers. Our Code of Business Conduct and Ethics is posted on our website and can be accessed electronically at http://www.mercuryinteractive.com/company/ir/corp_governance/.

Board Compensation

In fiscal 2003, our non-employee directors received a retainer of $30,000 per year for serving on the board of directors, paid $7,500 per quarter. In fiscal 2004, the retainer amount was increased to $40,000 per year, also to be paid in equal quarterly installments. In addition, our directors are reimbursed for their expenses in attending out-of-town meetings.

Currently, non-employee directors are automatically granted an initial option to purchase 50,000 shares of our common stock when they first join the board, and thereafter receive annual grants to purchase 10,000 shares of Mercury common stock on their date of re-election to the board, under the Directors’ Plan. The initial option grant vests as to 20% of the shares on the date of each annual meeting of stockholders after the date of grant, provided that the director has continually served as a director until each meeting. Under this plan, Messrs. Kohavi, Ostler, Shamir, Yaron and Zingale, were each granted an option to purchase 10,000 shares on the date of the 2003 Annual Meeting of Stockholders at an exercise price of $37.44. These annual options vest in whole on the fifth anniversary of the date of grant, provided that the director has continually served as a director until that time. Each option granted to our directors under the Directors’ Plan has a ten-year term and terminates 30 days after the director ceases to be one of our directors, or six months after such time, if the termination of board service is due to death or disability.

PROPOSALS TO BE VOTED ON:

PROPOSAL ONE

ELECTION OF OUR DIRECTORS

General

We currently have six members on our board of directors. All of the nominees are incumbent directors. Unless otherwise instructed, the holders of proxies solicited by this proxy statement will vote the proxies received by them for the six nominees. Each nominee has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for a nominee designated by the present board of directors to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting or until his successor has been elected and qualified.

Vote Required

If a quorum is present, the six individuals nominated for election to the board of directors at the annual meeting receiving the highest number of “FOR” votes will be elected.

Nominees

The names of the nominees and certain information about them as of February 27, 2004 are set forth below.

Name of Nominee	Age	Position(s) with Mercury	Director Since
Amnon Landan	45	Chairman of the Board, President and Chief Executive Officer	1996
Igal Kohavi(2)(3)	64	Director	1994
Clyde Ostler(2)(3)	57	Director	2002
Yair Shamir(1)(2)	58	Director	1994
Giora Yaron(1)(3)	55	Director	1996
Anthony Zingale(1)	48	Director	2002

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Mr. Amnon Landan has served as our President and Chief Executive Officer since February 1997, has served as Chairman of our board of directors since July 1999, and has been a director since February 1996. From October 1995 to January 1997, he served as President, and from March 1995 to September 1995, he served as President of North American Operations. He served as Chief Operating Officer from August 1993 until March 1995. From December 1992 to August 1993, he served as Vice President of Operations and from June 1991 to December 1992, he served as Vice President of Research and Development. From November 1989 to June 1991, he served with us in various technical positions. Mr. Landan serves on the board of directors of Savi Technology, Inc., a privately held provider of global supply chain security and asset management solutions.

Dr. Igal Kohavi has been one of our directors since January 1994. Dr. Kohavi is currently retired. Dr. Kohavi served as Chairman of the Board of Neat Group, Inc., an Internet travel services company, from March 2000 to December 2000, and as Chairman of the Board of Directors of DSP Group, Inc., a developer of digital signal processing technology, from September 1995 to January 2000. From 1996 to December 1997 he served as Chairman of Polaris, an Israeli-based venture capital fund. From October 1994 to March 1996, Dr. Kohavi served as the President and Chief Executive Officer of Dovrat-Schrem & Co., Ltd., an Israeli investment bank. Prior to that, Dr. Kohavi served as President of Clal Electronics Industries Ltd., from May 1993 until September 1994. From April 1986 to May 1993, Dr. Kohavi served as President of Clal Computers and Technology Ltd., an electronics company and a subsidiary of Clal. Dr. Kohavi serves on the board of directors of VCON Telecommunications, Ltd., a developer of videoconferencing solutions.

Mr. Clyde Ostler has been one of our directors since May 2002. Mr. Ostler serves as the Group Executive Vice President of Wells Fargo & Company and head of Private Client Services. Mr. Ostler has been associated with Wells Fargo and Company and its affiliates since 1971 and has held various positions of responsibility including that of General Auditor from 1983 to 1985, Chief Financial Officer from 1987 to 1990, Branch Banking Group Head from 1990 to 1993, Vice Chair of the Business & Investment Group from 1993 to 1997, Group Executive Vice President, Investment Group, Online Financial Services from 1998 to 1999 and Group Executive Vice President, Internet Services Group from 1999 to 2003. Mr. Ostler serves on the board of directors of Barra, Inc., an investment risk management company, the Exploratorium, and is currently a member of numerous charitable boards external to Wells Fargo & Company and business boards for affiliates of Wells Fargo & Company. He is also on the Director’s Advisory Council for Scripps Institution of Oceanography.

Mr. Yair Shamir has been one of our directors since August 1994. Mr. Shamir is currently the Chairman and Chief Executive Officer of VCON Telecommunications, Ltd., a developer of videoconferencing solutions, and has served in that capacity since March 1997. Mr. Shamir is also currently the Chairman of Catalyst Investment, L.P., an Israeli European venture capital fund investing in late-stage companies. Mr. Shamir served as Executive Vice President of the venture capital firm The Challenge Fund-Etgar L.P. from August 1995 to March 1997. From January 1994 until July 1995, he was Chief Executive Officer of Elite Industries Ltd., a food products company. Prior to that, Mr. Shamir was Executive Vice President and General Manager, Israel of Scitex Corporation, an electronics company, from January 1987 through January 1994. Mr. Shamir serves on the boards of directors of DSP Group, Inc., a developer of digital signal processing technology, Orckit Communications Ltd., a provider of telecommunications equipment, InfraCom, a privately held provider of wireless communication and technologies. Mr. Shamir also serves on the boards of directors of the following privately held companies, but is currently in the process of resigning from these directorships, which shall be effective prior to Mercury’s annual meeting of stockholders to be held on May 19, 2004: B.O.S. Better On-line Solutions Ltd., a provider of multi-functional, cross-enterprise communication and networking solutions, Poalim Capital Markets-Investment Bank Ltd., Surf Solutions, a privately held developer and supplier of software-based access solutions, Rotland, Ltd., a privately held provider of management and consulting services, 2YS Ltd., a privately held provider of investment and consulting services, MadahCom, Inc., a privately held provider of wireless personnel alerting systems, Ki-Bi Ltd., a privately held provider of physical mobile content systems and Fresh-Point, Inc., a privately held food service produce distributor. In addition, Mr. Shamir is on the advisory board of Rosetta Genomics, a developer of data-analysis and hardware technologies for genomic data.

Dr. Giora Yaron has been one of our directors since February 1996. Dr. Yaron is currently the Chairman and Chief Executive Officer of ExaNet Inc., a provider of storage networks and has served in these capacities since January 2001. From January 1997 until November 2000, Dr. Yaron served as Chief Executive Officer and Chairman of Itamar Medical (CM). Dr. Yaron currently continues to serve as the Co-Chairman of Itamar Medical (CM). In addition, Dr. Yaron is the Chairman of Comsys Communications and Signal Processing Ltd. and has served in that capacity since January 1996. Prior to that, Dr. Yaron served as the President of Indigo NV, a vendor of digital color press products, from August 1992 to November 1995. From April 1979 to July 1992, Dr. Yaron was with National Semiconductor Corporation where he served as General Manager of its Israeli operations and Corporate Vice President of Office Products. Dr. Yaron also currently serves as Chairman of the Board of P-cube Inc., a privately held programmable IP service control platform company. Dr. Yaron also serves as a director of Yissum Research & Development Company of the Hebrew University and a member of the Board of Governors and the Executive Committee of the Hebrew University.

Mr. Anthony Zingale has been one of our directors since July 2002 and was appointed as our lead independent director in March 2004. Mr. Zingale retired in April 2001. From March 1998 to March 2000, Mr. Zingale served as president and chief executive officer of Clarify, Inc., a supplier of front-office software and service solutions, and from March 2000 to March 2001, he served as president of the eBusiness Solutions Group of Nortel Networks, Inc., a telecommunications equipment company, following its acquisition of Clarify in March 2000. From January 1996 to December 1997, Mr. Zingale was senior vice president of worldwide marketing at Cadence Design Systems, Inc., an electronic design automation company, and he served in various other management roles at Cadence from 1989 to January 1996. He currently serves on the Board of Directors of Interwoven, Inc., a provider of enterprise content management solutions and Biz360 Inc., a privately held enterprise software company.

There are no family relationships between directors and executive officers of Mercury.

The board of directors recommends a vote FOR the election of each of the nominated directors.

PROPOSAL TWO

RATIFY AND APPROVE AN AMENDMENT TO MERCURY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF MERCURY COMMON STOCK TO 560,000,000 SHARES

On March 2, 2004, the board of directors adopted, subject to stockholder approval, an amendment to Mercury’s Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 240,000,000 to 560,000,000 shares. The authorized number of shares of Mercury preferred stock would remain 5,000,000 shares. The board of directors determined that this amendment is advisable and should be considered at the annual meeting of stockholders to be held on May 19, 2004.

Current Use of Shares

As of February 27, 2004 there were:

•	91,944,197 shares of the Mercury’s common stock outstanding (and no shares of preferred stock outstanding);

•	25,122,916 shares of common stock subject to issuance upon the exercise of outstanding options and 12,082,111 shares available for issuance under our stock option and purchase plans; and

•	12,369,690 shares subject to issuance upon the conversion of Mercury’s outstanding convertible subordinated notes and senior convertible notes.

Based on the above figures, of the 240,000,000 shares of common stock currently authorized, 98,481,086 shares of common stock remain available for other corporate purposes.

Purposes and Effects of Proposed Increase in the Number of Authorized Shares of Common Stock

The board of directors believes it is desirable to increase the number of shares of common stock Mercury is authorized to issue in order to provide Mercury with the flexibility to issue shares for general corporate purposes that may be identified in the future. For example, such purposes may include, without limitation, implementation of a stock split affected as a stock dividend. Mercury’s current authorized capital is insufficient to implement a 2-for-1 stock split, and we believe that it would be beneficial to have the flexibility to offer such a split in the future, should the board determine that this would be in the best interest of Mercury and its stockholders. Other such purposes may include, without limitation, funding the acquisition of other companies, adopting additional employee benefit plans or reserving additional shares of issuance under existing plans, or raising equity capital through the issuance of shares of common stock or debt or equity securities convertible or exercisable into shares of common stock. No additional action or authorization by stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which Mercury’s common stock is then listed or quoted. Examples of circumstances in which further shareholder authorization generally would be required for issuance of such additional shares include (a) transactions involving the issuance of shares representing 20% or more of Mercury’s outstanding shares, (b) transactions that would result in a change of control of Mercury, and (c) adoption of increases in shares available under our equity compensation plans. Mercury has no current plans, proposals or arrangements to engage in any corporate transactions that would require the issuance of the additional shares being authorized pursuant to this proposal.

The additional authorized shares would become part of the existing class of common stock, and the amendment would not affect the terms of the outstanding common stock or the rights of the holders of the common stock. Mercury stockholders do not have preemptive rights with respect to our common stock. Should the board of directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares. Therefore, additional issuances of common stock could have a dilutive effect on our current stockholders.

Anti-takeover Provisions

We are not introducing this proposal with the intent that it be utilized as a type of anti-takeover device. However, this action could, under certain circumstances, have an anti-takeover effect. For example, in the event of a hostile attempt to acquire control of Mercury, we could seek to impede the attempt by issuing shares of common stock, which would effectively dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of Mercury. Further, we could issue additional shares in a manner that would impede the efforts of stockholders to elect directors other than those nominated by the then-current board of directors. These potential effects of the proposed increase in the number of authorized shares could limit the opportunity for Mercury stockholders to dispose of their shares at the higher price generally available in takeover attempts or to elect directors of their choice.

Effective Date of Proposed Amendment

The proposed amendment to the Restated Certificate of Incorporation, if adopted by the required vote of stockholders, will become effective upon filing a Certificate of Amendment to Mercury’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. No further actions or authorizations by Mercury’s stockholders would be necessary prior to the issuance of the additional shares of common stock unless required by applicable law or regulatory agencies or by the rules of any stock exchange on which Mercury’s securities may be listed.

The board of directors recommends a vote FOR the amendment to Mercury’s Restated Certificate of Incorporation to increase the authorized number of shares of Mercury common stock to 560,000,000 shares

PROPOSAL THREE

RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS

INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004

Our audit committee has selected PricewaterhouseCoopers LLP as our independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2004, and the stockholders are being asked to ratify such selection. Although Mercury is not required to seek stockholder approval of this appointment, we believe it is sound corporate practice to do so. If our stockholders do not ratify this appointment, our audit committee will investigate the reasons for stockholder rejection and the board will reconsider the appointment. PricewaterhouseCoopers LLP has been our independent auditors since our inception and, upon recommendation of the audit committee, their reappointment as independent auditors for the fiscal year ending December 31, 2004 has been approved by the board of directors, subject to ratification by the stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors.

The board of directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2003, no member of the compensation committee was an officer or employee of Mercury. During fiscal 2003, no member of the compensation committee or executive officer of Mercury served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors or compensation committee. Mr. Landan, who is president, chief executive officer and the chairman of our board of directors participates in all discussions regarding salaries and incentive compensation for executive officers of Mercury, except that Mr. Landan is excluded from discussions regarding his own salary and incentive compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned in each of the past three years by our chief executive officer and each of our other four most highly compensated executive officers (the “Named Executive Officers”):

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		Other Annual Compensation ($)		Securities Underlying Options(#)	All Other Compensation ($)
Amnon Landan	2003	750,000	400,000	(1)	—		600,000	1,000	(8)
Chairman, Chief Executive Officer and President	2002 2001	756,250 466,667	400,000 425,000	(2) (3)	124,408 —	(4)	700,000 700,000	— —

Douglas Smith	2003	350,000	250,000	(1)	—		200,000	1,000	(8)
Executive Vice President and Chief Financial Officer	2002 2001	350,000 332,500	250,000 212,500	(2) (3)	80,731 —	(5)	— 500,000	— —

Kenneth Klein (7)	2003	350,000	250,000	(1)	—		175,000	1,314,298	(6)
Former Chief Operating Officer	2002	350,000	250,000	(2)	118,400	(4)	350,000	—
	2001	332,500	212,500	(3)	—		350,000	—

Yuval Scarlat	2003	275,000	100,000	(1)	—		125,000	1,000	(8)
Vice President, Products	2002	275,000	100,000	(2)	—		150,000	—
	2001	190,000	63,750	(3)	—		100,000	—

Zohar Gilad	2003	275,000	100,000	(1)	—		100,000	1,000	(8)
Vice President, Strategy	2002	275,000	100,000	(2)	—		150,000	—
	2001	180,500	63,750	(3)	—		100,000	—

(1)	Represents bonuses earned in 2003 and paid in 2004.
(2)	Represents bonuses earned in 2002 and paid in 2003.
(3)	Represents bonuses earned in 2001 and paid in 2002.
(4)	Represents amounts reimbursed for taxes relating to car arrangements, including arrangements for prior years.
(5)	Reflects the amounts paid for a car service and reimbursement of taxes relating to such car service.
(6)	“All Other Compensation” includes an aggregate of $1,313,298 which will be paid to Mr. Klein pursuant to a letter agreement effective as of December 30, 2003 between Mercury and Mr. Klein entered into in connection with Mr. Klein’s termination of employment. Under the letter agreement Mr. Klein provided a general release of claims pursuant to which Mercury agreed to pay Mr. Klein (i) $29,166.67 per month until October 3, 2005; (ii) $250,000 in 2004 as a bonus for 2003; (iii) up to $250,000 in early 2005 at such time and equal to such percentage as other Mercury executives are paid bonuses at such time; and (iv) $187,500 in October 2005. In addition, the vesting of 374,479 of Mr. Klein’s options, with exercise prices ranging from $29.29 to $60.875, that would have otherwise vested between January 1, 2004 and October 3, 2005 was accelerated (the “Accelerated Options”). Further, Mr. Klein has until October 3, 2005 to exercise the Accelerated Options as well the vested portion (255,208 shares) of an option with an exercise price of $60.875. Further, the ownership of a car used by Mr. Klein was transferred to him in January 2004. The board of directors determined that the compensation payable to Mr. Klein pursuant to the letter agreement was fair and reasonable in light of Mr. Klein’s tenure and service to Mercury. Total includes $1,000 representing Mercury contributions made to Mr. Klein’s 401(k) plan account.
(7)	Mr. Klein served on our board of directors and as chief operating officer until December 31, 2003.
(8)	The amounts represent Mercury contributions made to 401(k) plan accounts.

Option Grants In Last Fiscal Year

The following table sets forth each grant of stock options made during the year ended December 31, 2003 to each of the Named Executive Officers:

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year(%)(2)	Exercise or Base Price ($/SH)(3)	Expiration Date
Name					5%($)	10%($)
Amnon Landan(5)	600,000	9.71	31.41	01/03/13	11,852,148	30,035,670
Douglas Smith(5)	200,000	3.24	31.41	01/03/13	3,950,716	10,011,890
Kenneth Klein(5)	175,000	2.83	31.41	01/03/13	3,456,877	8,760,404
Yuval Scarlat(5)	125,000	2.02	31.41	01/03/13	2,469,198	6,257,431
Zohar Gilad(5)	100,000	1.62	31.41	01/03/13	1,975,358	5,005,945

(1)	Under the terms of the Amended and Restated 1999 Stock Option Plan, the compensation committee of the board of directors retains discretion, subject to plan limits, to modify the terms of outstanding options.
(2)	An aggregate of 6,182,262 options to purchase shares of common stock of Mercury were granted to employees during 2003 under the Amended and Restated 2000 Supplemental Stock Option Plan and the Amended and Restated 1999 Stock Option Plan.
(3)	The exercise price and tax withholding obligations related to exercise may be paid by delivery of shares that are already owned or by offset of the underlying shares, subject to certain conditions.
(4)	These columns show the hypothetical gains or “option spreads” of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full ten year term of the option. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent any estimate or projection of future common stock prices.
(5)	Messrs. Landan, Smith, Klein, Scarlat and Gilad were granted options on January 3, 2003. Each option vests at the rate of 1/4th of the shares subject to the option at the end of twelve months and 1/36th of the remaining shares subject to the option at the end of each monthly period thereafter as long as such optionee’s employment with Mercury has not terminated. Under the Amended and Restated 1999 Stock Option Plan, all options are immediately exercisable whether or not vested. Shares purchased upon exercise of unvested options are subject to repurchase by Mercury, at its option, at cost, upon the optionee’s termination of employment. Also see disclosure in footnote (6) to the Summary Compensation Table regarding the modification of certain options held by Mr. Klein.

Aggregate Option Exercises In Last Fiscal Year And Fiscal Year End Option Values

The following table provides certain information concerning the exercises of options by each of the Named Executive Officers during the year ended December 31, 2003, including the aggregate value of gains on the date of exercise:

	Number of Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)(2)		Value of Unexercised In-the-Money Options at Fiscal Year End($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Amnon Landan	—	—	3,940,000	—	77,813,475	—
Kenneth Klein	—	—	1,396,831	—	20,023,869	—
Douglas Smith	100,000	2,143,700	1,050,000	—	10,751,000	—
Yuval Scarlat	74,500	1,641,107	435,000	—	5,074,370	—
Zohar Gilad	60,000	962,889	565,000	—	11,188,349	—

(1)	Calculated by determining the difference between the closing price of Mercury’s common stock on the NASDAQ National Market on the date of exercise, or year-end ($48.64), as the case may be, and the exercise price of the in-the-money options. Such numbers do not reflect amounts actually realized upon sale of the shares by such officers.
(2)	Under the Amended and Restated 1999 Stock Option Plan and Amended and Restated 1989 Stock Option Plan, all options are immediately exercisable whether or not vested. Shares purchased upon exercise of unvested options are subject to repurchase by Mercury, at its option, upon the optionee’s termination of employment.

Severance Agreements

For a description of our severance agreements with our Named Executive Officers, please refer to “Certain Relationships and Related Transactions—Change in Control Agreements” below. In addition, we entered into a severance arrangement with our former chief operating officer, who resigned from all positions in December 2003. Details of the agreement are more fully described in footnote (6) to the Summary Compensation Table.

EQUITY COMPENSATION PLAN INFORMATION

Summary Table

The following table sets forth certain information as of December 31, 2003 with respect to compensation plans under which shares of Mercury common stock may be issued:

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders(1)	19,212,943		$35.56		4,720,543	(2)
Equity Compensation Plans Not Approved by Security Holders	5,152,458	(3)	$36.87	(3)	461,024

Total	24,365,401		$35.84		5,181,567

(1)	Excludes purchase rights accruing under the Amended and Restated 1998 Employee Stock Purchase Plan. Under the Amended and Restated 1998 Employee Stock Purchase Plan, each eligible employee may purchase shares of common stock at semi-annual intervals on February 15 and September 15 each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.
(2)	Includes 578,534 shares available for issuance under the Amended and Restated 1998 Employee Stock Purchase Plan. Excludes 3,000,000 shares reserved for issuance under the Amended and Restated 1999 Stock Option Plan and 5,000,000 shares reserved for issuance under the Amended and Restated 1998 Employee Stock Purchase Plan that were approved by the board and stockholders in December 2003, but not registered on a Form S-8 Registration Statement until January 14, 2004.
(3)	Excludes information for options assumed by Mercury in connection with acquisitions of companies. As of December 31, 2003, a total of 1,217,715 shares of our common stock were issuable upon exercise of outstanding options assumed in those acquisitions and issued under the following plans, which have not been approved by Mercury stockholders: Conduct, Ltd. 1998 Share Option Plan, Freshwater Software, Inc. 1997 Stock Plan, Performant, Inc. 2000 Stock Option/Restricted Stock Plan, Kintana, Inc. 1997 Equity Incentive Plan and Chain Link Technologies Limited Company Share Option Scheme. The weighted average exercise price of those outstanding options is $37.25 per share. No additional options may be granted under the plans under which these options were assumed.

We maintain the Amended and Restated 1989 Stock Option Plan, Amended and Restated 1999 Stock Option Plan, 1994 Directors’ Stock Option Plan, and Amended and Restated 1998 Employee Stock Purchase Plan, each of which was approved by our stockholders, and the 1996 Supplemental Stock Option Plan and the Amended and Restated 2000 Supplemental Stock Option Plan, each of which were not subject to stockholder approval.

Equity Compensation Plans Not Approved By Stockholders

1996 Supplemental Stock Option Plan.    In May 1996, our board adopted the 1996 Supplemental Stock Option Plan which allowed grants of options only to any employees who were not U.S. citizens and who were not one of our executive officers or directors. This plan was not approved by our stockholders. Options are no longer granted under this plan; however, as of December 31, 2003, options to purchase a total of 53,456 shares of common stock were outstanding thereunder. Option grants under this plan have exercise prices of not less than 85% of the fair market value of the stock on the date of grant. All options granted under this plan expire 10 years from the date of grant. In the event a participant’s employment or service with us terminates prior to this expiration date, the participant’s option may thereafter be exercised (to the extent it was vested on the date of termination), for a period of either six months (in the case of death or disability) or 30 days (for other terminations). Outstanding options under this plan generally vest over a period of four years. If Mercury were to be acquired and the acquiring corporation did not assume, replace or substitute the awards granted under this plan, all outstanding awards would become fully vested and would terminate to the extent unexercised at the time the acquisition closed.

2000 Supplemental Stock Option Plan.    In July 2000, our board adopted the 2000 Supplemental Stock Option Plan which allows options and stock purchase rights to be granted only to any employee who is not a U.S. citizen and who is not one of our executive officers or directors. This plan has not been approved by our stockholders. A total of 6,000,000 shares have been reserved for issuance upon exercise of stock options under this plan, and as of December 31, 2003, options to purchase a total of 5,099,002 shares of common stock were outstanding under this plan and 461,024 options are available for grant. Option grants under this plan must be at exercise prices not less than 100% of the fair market value of the stock on the date of grant. The other material provisions of this plan are identical to those of the 1996 Supplemental Stock Option Plan, except that all the term of options granted in certain European countries may be different and this plan provides for the grant of stock purchase rights.

* * * * *

The following pages contain a report issued by our Compensation Committee relating to executive compensation for the fiscal year ended December 31, 2003, a chart titled “Stock Performance Graph” and a report issued by our Audit Committee relating to its review of our financial statements, procedures and practices. Stockholders should be aware that under SEC rules, the Report of the Compensation Committee, the Stock Performance Graph and the Audit Committee Report are not deemed to be “soliciting material” or “filed” with the SEC under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless these sections are specifically referenced.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee of the board of directors of Mercury is charged with the responsibility of administering all aspects of Mercury’s executive compensation programs. The board adopted an amended and restated written charter for the compensation committee on July 30, 2003, which was further restated as of March 2004, which can be accessed electronically at Mercury’s website at http://www.mercuryinteractive.com/pdf/company/Compensation_Committee_Charter.pdf. Mercury’s compensation committee is composed of three directors, each of whom is a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, and is “independent” as defined under Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. In fiscal 2003, the compensation committee consisted of Messrs. Yaron, Shamir, and Zingale.

Compensation Philosophy

Mercury’s executive compensation philosophy is to tightly link compensation with individual achievement, company performance, and the creation of stockholder value. This is accomplished through three primary objectives:

•	provide a means for Mercury to attract and retain high-quality executives;

•	tie executive compensation directly to Mercury’s business and performance objectives; and

•	reward outstanding individual performance that contributes to the long-term success of Mercury.

Near the beginning of the fiscal year, we review officer compensation levels for the upcoming fiscal year, as well as actual bonus payments and equity awards for the completed fiscal year. In determining compensation for a specific officer, we consider many factors, including the scope of the officer’s particular job, his or her performance in the job, the expected value of the officer’s future impact or contribution to Mercury’s success and growth, our recent financial performance, and market competitiveness. We review comparative software and broad high-technology industry pay data for executives in companies of similar size and complexity who we consider our peer group. Our officers are matched to positions in the peer data with similar job scope and responsibility. In establishing officer compensation recommendations, we review, and give considerable weight to, the recommendations of the chief executive officer, except with respect to his own compensation.

Compensation Elements

We deliver executive compensation through a combination of fixed and variable cash and equity vehicles. Having a compensation program that allows Mercury to successfully attract and retain key employees permits it to provide useful products and services to customers, enhance stockholder value, stimulate technological innovation, reinforce company values and adequately reward employees.

Base Salary.    We target a base salary market position for each officer that is at the fiftieth percentile level compared to a pre-selected group of peer software companies subject to variations depending on the officer’s experience in their respective position and individual performance.

Annual Incentives.    Our annual bonus plan is structured to deliver total cash compensation (base salary plus annual incentive) that is at the seventy-fifth percentile level compared to the pre-selected group of peer software companies. Target annual incentive award opportunities are established at the beginning of the fiscal year and are a significant portion of each individuals total cash compensation. Awards are paid for the achievement of company performance and personal goals.

For 2003, we reviewed Mercury’s 2003 performance based on five metrics: (i) Mercury’s growth in revenue (as measured by Mercury’s revenue plus changes in deferred revenue), (ii) the growth in Mercury’s new licenses (as measured by Mercury’s new perpetual licenses plus the growth in subscription licenses), (iii) Mercury’s operating margins (as measured by operating expenses divided by revenue plus change in deferred revenue), (iv) the increase in Mercury’s cash from operations), and (v) the increase in Mercury’s market capitalization compared to the market capitalization growth of the pre-selected group of peer software companies. Based on Mercury’s 2003 performance with respect to these metrics and the achievement of individual goals by each officer, we approved annual incentive payments totaling $1,100,000 for the group of Named Executive Officers, each of whom earned 100% of their target award. All annual incentive awards were paid in cash.

Equity Compensation.    While the compensation committee believes that long-term incentives are an effective vehicle to encourage ownership in Mercury and to align the interests of our officers with those of our stockholders, we are facing constraints on our ability to continue to grant stock options to our employees. It has been Mercury’s past practice to make option grants to existing employees in January or February of each year based on individual performance in the prior year, retention objectives and based. At the beginning of 2003, we did approve stock option awards totally 1,200,000 shares for the group of Named Executive Officers based on individual performance from the prior year, retention objectives and such awards were designed to target the 50th to 75th percentile of the pre-selected group of peer software companies. As Mercury has a very limited number of shares available for grant under its stock option plans, it was determined that none of the Named Executive Officers would receive option grants in 2004.

Chief Executive Officer Compensation

The compensation committee reviewed Mr. Landan’s performance and pay package at the beginning of 2003 and determined Mr. Landan’s base salary, bonus and long term incentives for 2003. In 2003, due to market considerations, Mr. Landan did not receive any adjustment to his base salary of $750,000 or his target bonus of

$400,000. The Committee believes that the CEO’s performance bonus should be paid solely in relation to the success and strength of Mercury, which is the ultimate measure of CEO effectiveness and aligns CEO compensation to shareholder expectations. The following metrics measured against the same pre-selected group of peer software companies were considered in calculating the amount of the CEO’s bonus: (i) Mercury’s growth in revenue (as measured by Mercury’s revenue plus changes in deferred revenue), (ii) the growth in Mercury’s new licenses (as measured by Mercury’s new perpetual licenses plus the growth in subscription licenses), (iii) Mercury’s operating margins (as measured by operating expenses divided by revenue, plus change in deferred revenue), (iv) the increase in Mercury’s cash from operations, and (v) the increase in Mercury’s market capitalization compared to the market capitalization growth of the pre-selected group of peer software companies. Based on Mercury’s 2003 performance with respect to these metrics, Mr. Landan earned his full bonus of $400,000 for the fiscal year ended December 31, 2003. With respect to long term incentive compensation, due to the extreme constraints on the number of shares available under the Mercury option plans, Mr. Landan requested that he not be granted any stock options in 2004.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by us of compensation in excess of $1 million paid to any of its most highly compensated executive officers. However, performance-based compensation that has been approved by Mercury’s stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the committee of the board of directors that establishes such goals consists only of “outside directors” (as defined for purposes of Section 162(m)).

Mercury’s policy is to maximize the deductibility of executive compensation so long as the deductibility is compatible with the more important objectives of retaining executives and maintaining competitive performance-based compensation that is aligned with strategic business objectives. Accordingly, Mercury has not adopted a policy that all compensation must qualify as deductible under Section 162(m). While Mercury’s stock option plans are intended to qualify as “performance-based”, Mercury may institute other programs that do not qualify.

Severance Arrangements

The compensation committee authorized Mercury to enter into a severance arrangement with its former chief operating officer, who resigned from all positions in December 2003. The compensation committee concluded that the arrangement (which is more fully described in footnote (6) to the Summary Compensation Table) was reasonable and appropriate in light of the individual’s tenure with and contribution to Mercury.

The foregoing report has been furnished by the compensation committee of the board of directors of Mercury Interactive Corporation.

Compensation Committee

Giora Yaron, Chairman

Yair Shamir

Anthony Zingale

STOCK PRICE PERFORMANCE GRAPH

The graph set forth below compares the cumulative total return to stockholders on Mercury’s common stock between December 31, 1998 and December 31, 2003 with the cumulative total return of the S&P 500 Index and the S&P 500 Information Technology Index. The graph assumes that $100 was invested on December 31, 1998 in Mercury’s common stock in each of the foregoing indices and assumes the reinvestment of dividend, if any. No dividends have been declared or paid on Mercury common stock. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns.

MERCURY INTERACTIVE

S&P 500 INDEX

S&P 500 INFORMATION TECHNOLOGY INDEX

PRINCIPAL AUDITOR FEES AND SERVICES

The audit committee has appointed PricewaterhouseCoopers LLP as Mercury’s independent auditors for the fiscal year ending December 31, 2004. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for audit services rendered in connection with the consolidated financial statements and reports for fiscal year 2003 and for other services rendered during fiscal year 2003 on behalf of Mercury and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to Mercury:

	Fiscal 2003		Fiscal 2002
Fee Category:	Amount	% of Total	Amount	% of Total
Audit Fees	$1,155,000	57%	$827,000	42%
Audit-Related Fees	279,000	14	202,000	10
Tax Fees:	553,000	28	663,000	34
All Other Fees	23,000	1	287,000	14

Total Fees	$2,010,000	100	$1,979,000	100

Audit Fees:    Consists of fees billed for professional services rendered for the audit of Mercury’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees:    Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of Mercury’s consolidated financial statements and are not reported under “Audit Fees”. These services include accounting consultations in connection with acquisitions and consultations concerning financial accounting and reporting standards.

Tax Fees:    Consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance with customs and duties audits, expatriate tax services, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning projects. For fiscal 2003, these fees consisted of approximately $157,000 for tax compliance and approximately $396,000 for other tax services.

All Other Fees:    Consists of fees for all other services other than those reported above. These services include review of business processes and other specialized consulting services. Mercury intends to minimize services in this category.

In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as Mercury’s independent auditors for the fiscal year ending December 31, 2004, the audit committee has considered whether services other than audit and audit-related provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The audit committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The audit committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the audit committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The audit committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the audit committee at the next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors reviews the financial reporting process, the system of internal controls, the audit process and the process for monitoring compliance with laws and regulations. Each of the audit committee members satisfies the definition of independent director as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. In addition, each of the audit committee members met the independence requirements of Rule 10A-3(b)(i) of the Securities Exchange Act of 1934, as well as the requirements of NASDAQ Marketplace Rule 4350(d)(2). In fiscal 2003, the audit committee consisted of Messrs. Ostler, Shamir and Kohavi. The board adopted an amended and restated written charter for the audit committee on July 30, 2003, a copy of which is attached to this proxy statement as Appendix A and which can be accessed electronically at Mercury’s website at http://www.mercuryinteractive.com/pdf/company/Audit_Committee_Charter.pdf.

The audit committee has reviewed Mercury’s audited consolidated financial statements and discussed such statements with management and the independent auditors. The audit committee has also discussed with PricewaterhouseCoopers LLP, Mercury’s independent auditors during the fiscal year ended December 31, 2003, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The audit committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and discussed with them their independence. The audit committee also considered whether the provision of non-audit services by the independent auditors was compatible with maintaining the auditors’ independence and has discussed with the auditors’ their independence. Based on the review and discussions noted above, the audit committee recommended to the board that Mercury’s audited consolidated financial statements be included in Mercury’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and be filed with the SEC.

The foregoing report has been furnished by the audit committee of the board of directors of Mercury Interactive Corporation.

Audit Committee

Clyde Ostler, Chairman

Igal Kohavi

Yair Shamir

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Executive Officers

In October 1998, September 1999, April 2001 and September 2001, we extended loans to Amnon Landan in the amounts of $2,500,000, $1,000,000, $905,960 and $805,087, respectively, in connection with Mr. Landan’s exercise of stock options. The loans were secured by the shares of our common stock purchased by Mr. Landan upon exercise of those stock options and were evidenced by promissory notes. These loans have been paid in full.

In April 2001, Mercury extended a loan to Kenneth Klein in the amount of $1,197,249 in connection with Mr. Klein’s exercise of stock options. The loan was secured by the shares of our common stock purchased by Mr. Klein upon exercise of those stock options and was evidenced by a promissory note. This loan has been paid in full.

The following table sets forth the details of the loans and describes the largest amount of indebtedness of each of the executive officers during fiscal year 2003 and the amount of indebtedness of each of the executive officers at November 4, 2003. On March 12, 2003, Mr. Landan paid an aggregate of $3.4 million to pay off his loans in full prior to the due date and on November 3, 2003, Mr. Klein paid an aggregate of $243,360 to pay off his loan in full prior to the due date.

Executive Officer	Loan Date	Principal Amounts	Highest Outstanding Balance in FY 2003	Outstanding Balance as of November 4, 2003	Interest Rate	Due in Full
Amnon Landan	October 15, 1998 September 15, 1999 April 4, 2001 September 28, 2001	$2,500,000 1,000,000 905,960 850,087	$1,078,305 516,488 916,534 856,288	$0 0 0 0	5.0 5.0 6.0 3.75%	March 31, 2006 March 31, 2006 March 31, 2006 August 30, 2006
Kenneth Klein	April 4, 2001	1,197,249	885,323	0	6.0	March 31, 2006

Change in Control Agreements

We entered into letter agreements dated February 26, 1998 with Mr. Landan, July 22, 1998 with Mr. Klein, and August 28, 2000 with Mr. Smith, and three other executive officers that are not Named Executive Officers, which provide that in the event that their employment is terminated for any reason other than cause within 18 months of a change in control of Mercury, each shall be entitled to severance benefits of one year’s base salary and all of their stock options shall immediately vest in full upon such termination. Messrs. Landan’s, Klein’s and Smith’s base salary and unvested options as of December 31, 2003 are set forth in “Executive Compensation” above. Mr. Klein’s change of control agreement terminated on December 30, 2003.

Business with Related Parties

Clyde Ostler, one of our directors, is an executive officer of Wells Fargo & Company, a financial company and a company with which we do business. During fiscal year 2003, we recorded total revenues from the sale of products and services to Wells Fargo & Company and its affiliates of approximately $2.1 million. In addition, during fiscal year 2003, we maintained cash deposit accounts with Wells Fargo & Company with a weighted average balance of approximately $3.3 million and an investment account related to investments in our Israeli research and development facility with a weighted average balance of approximately $173.1 million. We believe that our transactions with Wells Fargo & Company were on terms no more favorable than those with unrelated parties and that Mr. Ostler has not had and will not have a direct or indirect material interest in these transactions.

Anthony Zingale, one of our directors, is a director of Biz360, Inc. a privately held enterprise software company. In January 2003, our audit committee approved a 15-month subscription agreement with Biz360 to purchase marketing services for $110,000, which amount has been paid. In July 2003, our audit committee approved an increase in the subscription agreement for an additional $60,000. We believe that this transaction with Biz360 was on terms no more favorable than those with unrelated parties and that Mr. Zingale has not had and will not have a direct or indirect material interest in this transaction.

In January 2004, our audit committee approved entering into a transaction with GE Aircraft for the license of approximately $119,000 of our products. A member of Mr. Zingale’s immediate family is an employee of GE Aircraft. We believe that this transaction with GE Aircraft was on terms no more favorable than those with unrelated parties and the Mr. Zingale has not had and will not have a direct or indirect material interest in this transaction.

Mr. Zingale is also a director of Interwoven, Inc. In March 2004, our audit committee ratified the renewal of two existing maintenance contracts with Interwoven for approximately $37,000 and the license of additional Mercury products and related maintenance to Interwoven for approximately $55,000. We believe that these transactions with Interwoven were on terms no more favorable than those with unrelated parties and that Mr. Zingale has not had and will not have a direct or indirect material interest in these transactions.

Mr. Landan, Mercury’s chairman of the board, president and chief executive officer serves on the board of directors of Savi Technology, Inc., a privately held provider of global supply chain security and asset management solutions. In October 2003 and January 2004, our audit committee approved entering into transactions with Savi Technology, Inc. for approximately $130,000 and Savi Technology Asia Pte. Ltd for approximately $90,000 for the license of our products to both entities. We believe that these transactions with Savi Technology were on terms no more favorable than those with unrelated parties and that Mr. Landan has not had and will not have a direct or indirect material interest in these transactions.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these directors and officers to the fullest extent permitted by Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of February 27, 2004 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each executive officer named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned (1)
Name and Address of Beneficial Owner (2)	Number	Percentage Ownership
AXA Financial, Inc. (3) 1290 Avenue of the Americas New York, NY 10104	8,215,492	8.9%
T. Rowe Price Associates, Inc. (4) 100 East Pratt Street Baltimore, MD 21202	7,986,488	8.7%
Morgan Stanley (5) 1585 Broadway New York, NY 10036	4,932,325	5.4%
Amnon Landan (6)(7)	4,076,058	4.3%
Douglas Smith (6)(8)	1,033,340	1.1%
Kenneth Klein (9)	794,363	*
Zohar Gilad (6)(10)	547,673	*
Yuval Scarlat (6)(11)	437,670	*
Yair Shamir (12)	20,000	*
Clyde Ostler (13)	12,500	*
Igal Kohavi	—	*
Giora Yaron	—	*
Anthony Zingale	—	*
All directors and officers as a group (13 persons)(6)(7)(8)(9)(10)(11)(12)(13) & (14)	7,388,534	7.5%

*	Less than 1%.
(1)	Percentage ownership is based on 91,944,197 shares of common stock outstanding as of February 27, 2004. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of February 27, 2004 are deemed to be outstanding for the purpose of computing the percentage ownership of a person or entity in this table, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.
(2)	Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
(3)	Beneficial ownership information is based on information reported on Schedule 13G filed with the SEC on February 10, 2004 by AXA Financial, Inc. (“Financial”) on behalf of itself and affiliated entities. According to the schedule, the shares are also beneficially owned by the following French affiliates of AXA Financial, Inc.: AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; AXA Courtage Assurance Mutuelle; and AXA (collectively with Financial, the “AXA Group”). Of the reported shares, the AXA Group reports that it has sole voting power with respect to 2,260,403 shares, has shared voting power with respect to 2,920,284 shares, has sole dispositive power with respect to 8,179,058 shares, and has shared dispositive power with respect to 36,434 shares. The AXA Group reports that its shares are deemed to be beneficially owned by the following subsidiaries of AXA Financial, Inc.: Alliance Capital Management L.P. (7,925,842 shares) and The Equitable Life Assurance Society of the United States (289,650 shares).

(4)	Beneficial ownership information is based on information reported on Schedule 13G filed with the SEC on February 6, 2004 by T. Rowe Price Associates, Inc. Of the reported shares, T. Rowe Price Associates, Inc. reports that it has sole voting power with respect to 1,137,172 shares and sole dispositive power with respect to 7,986,488 shares. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the SEC, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Beneficial ownership information is based on information reported on Schedule 13G/A filed with the SEC on February 17, 2004 by Morgan Stanley. Of the reported shares, Morgan Stanley reports that it has shared voting power with respect to 4,816,469 shares and shared dispositive power with respect to 4,816,469 shares. Morgan Stanley reports that it is filing solely in its capacity as the parent company of, and indirect beneficial owner of securities held by one of its business units.
(6)	Includes shares subject to outstanding options that are currently exercisable or exercisable within 60 days of February 27, 2004. Because all options granted by Mercury pursuant to our Amended and Restated 1999 Stock Option Plan and our Amended and Restated 1989 Stock Option Plan are immediately exercisable whether or not vested, all options granted pursuant to the Amended and Restated 1999 Stock Option Plan and the Amended and Restated 1989 Stock Option Plan, held by parties named in the table have been treated as currently exercisable. However, Mercury has a right to repurchase, upon the optionee’s termination of employment, any shares acquired by the optionee through the exercise of any unvested options. This repurchase right lapses over time.
(7)	Includes 3,940,000 shares subject to stock options held by Mr. Landan that are exercisable within 60 days of February 27, 2004, of which 3,006,666 shares were vested as of such date.
(8)	Includes 1,030,000 shares subject to stock options held by Mr. Smith that are exercisable within 60 days of February 27, 2004, of which 679,999 shares were vested as of such date.
(9)	Includes 629,687 shares subject to stock options held by Mr. Klein that are exercisable within 60 days of February 27, 2004, all of which were vested as of such date.
(10)	Includes 545,000 shares subject to stock options held by Mr. Gilad that are exercisable within 60 days of February 27, 2004, of which 377,291 shares were vested as of such date.
(11)	Includes 435,000 shares subject to stock options held by Mr. Scarlat that are exercisable within 60 days of February 27, 2004, of which 249,062 shares were vested as of such date.
(12)	Includes 20,000 shares registered in the name of Goldfarb & Levy and held on behalf of Mr. Shamir.
(13)	Includes 10,000 shares subject to stock options held by Mr. Ostler that are exercisable within 60 days of February 27, 2004, all of which were vested as of such date.
(14)	Includes 186,172 shares, 180,000 shares and 98,000 shares subject to stock options held by executive officers not separately listed in this table that are exercisable within 60 days of February 27, 2004, of which 105,232 shares, 10,000 shares and 24,375 shares, respectively, were vested as of such date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file certain reports regarding ownership of, and transactions in, our securities with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with during the fiscal year ended December 31, 2003, except as follows: Igal Kohavi, Clyde Ostler, Yair Shamir and Giora Yaron, each filed one late report covering one transaction and Anthony Zingale filed two late reports covering two transactions.

OTHER MATTERS

We know of no other matters to be brought before the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented as the board of directors may recommend.

MERCURY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003, IS AVAILABLE WITHOUT CHARGE TO EACH STOCKHOLDER BY SENDING A WRITTEN REQUEST TO THE UNDERSIGNED AT MERCURY’S ADDRESS INDICATED ON THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS ON THE FIRST PAGE OF THIS PROXY STATEMENT.

THE BOARD OF DIRECTORS

Susan J. Skaer

Vice President, General Counsel and Secretary

Dated: March 31, 2004

APPENDIX A

Audit Committee and Qualified Legal Compliance Committee Charter

Adopted July 30, 2003

The Audit Committee is created by the board of directors of the Company to oversee the accounting and financial reporting processes of the Company and the auditing the financial statements of the Company. The members of the Audit Committee shall also act as the Qualified Legal Compliance Committee (“QLCC”) which is created by the board of directors of the Company to review any report made directly, or otherwise made known, to the QLCC by an attorney representing the Company or its subsidiaries of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law, all in accordance with the provisions of 17 CFR Part 205, as amended from time to time.

I.    Audit Committee Functions

Purpose

The Audit Committee is created by the board of directors of the Company to:

•	assist the Board in its oversight of

•	the integrity of the financial statements of the Company;

•	the qualifications, independence and performance of the Company’s independent auditors;

•	the performance of the Company’s internal audit function; and

•	compliance by the Company with legal and regulatory requirements;

•	prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Membership

The Audit Committee shall consist of at least three members, all of whom must meet the independence requirements of the Securities and Exchange Commission and of Nasdaq, and all of whom must meet the experience requirements of Nasdaq. At least one member of the Audit Committee shall be an “audit committee financial expert” within the meaning of Securities and Exchange Commission rules. The Nominating and Corporate Governance Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board and may be removed by the Board at any time. The Nominating and Corporate Governance Committee shall recommend to the Board, and the Board shall designate, the Chairman of the Audit Committee.

Authority and Responsibilities

In addition to any other responsibilities which may be assigned from time to time by the Board, the Audit Committee is responsible for the following matters.

Independent Auditors

•

The Audit Committee has the sole authority to appoint, compensate, retain, oversee and terminate the independent auditors of the Company (subject, if applicable, to shareholder ratification), including sole authority to approve all audit engagement fees and terms and permissible non-audit services to be provided by the independent auditors. The independent auditor must report directly to the audit committee. The Audit Committee shall pre-approve the audit services and non-audit service pursuant to pre-approval policies and procedures established by the audit committee to be provided by the Company’s independent auditors. The Audit Committee may consult with management in the decision making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

•	The Audit Committee shall review and approve the scope and staffing of the independent auditors’ annual audit plan(s).

•	The Audit Committee shall evaluate the independent auditors’ qualifications, performance and independence, and shall present its conclusions with respect to the independent auditors to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall:

•	obtain and review a report or reports from the Company’s independent auditors:

•	describing the independent auditors’ internal quality-control procedures;

•	describing any material issues raised by (i) the most recent internal quality-control review or peer review of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

•	describing all relationships between the independent auditors and the Company; consistent with Independence Standards Board Standard No. 1 and

•	assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

•	review and evaluate the senior members of the independent auditor team(s), particularly the partners on the audit engagement teams;

•	consider whether the audit engagement team partners should be rotated more frequently than is required by law, so as to assure continuing auditor independence;

•	consider whether the independent auditors should be rotated, so as to assure continuing auditor independence; and

•	obtain the opinion of management and the internal auditors of the independent auditors’ performance.

•	The Audit Committee shall establish policies for the Company’s hiring of current or former employees of the independent auditors.

Internal Auditors

•	At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function (which may be outsourced) and review the internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditors.

•	At least annually, the Audit Committee shall evaluate the performance of the senior officer or officers responsible for the internal audit function of the Company, and make recommendations to the Board and management regarding the responsibilities, retention or termination of such officer or officers.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

•	The Audit Committee shall review with management, the internal auditors and the independent auditors, in separate meetings if the Audit Committee deems it appropriate:

•	the annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-K;

•	the quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-Q;

•	any analyses or other written communications prepared by management, the internal auditors and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies and practices of the Company;

•	related-party transactions and off-balance sheet transactions and structures;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;

•	the Company’s practices with respect to the use of non-GAAP financial information in its public disclosures; and

•	regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings).

•	The Audit Committee shall review, in conjunction with management, the Company’s policies with respect to the Company’s earnings press releases and all financial information, such as earnings guidance, provided to analysts and rating agencies, including the types of information to be disclosed and the types of presentation to be made and paying particular attention to the use of non-GAAP financial information.

•	The Audit Committee/Chairman of the Audit Committee shall review any of the Company’s financial information and earnings guidance provided to analysts and ratings agencies, and may review any of the Company’s other financial disclosure, such as earnings press releases, as the Audit Committee or the Chairman deems appropriate.

•	The Audit Committee shall, in conjunction with the CEO and CFO of the Company, review the Company’s internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, material weaknesses in such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

•	The Audit Committee shall review and discuss with the independent auditors any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the auditors pursuant to Statement on Auditing Standards No. 61, as amended, such as:

•	any restrictions on the scope of the independent auditors’ activities or access to requested information;

•	any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise);

•	any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement;

•	any management or internal control letter issued, or proposed to be issued, by the auditors; and

•	any significant disagreements between the Company’s management and the independent auditors.

•	The Audit Committee shall have sole authority over the resolution of any disagreements between management and the independent auditor regarding the Company’s financial reporting.

•	The Audit Committee shall review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

•	The Audit Committee shall establish procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

•	The Audit Committee shall prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Reporting to the Board

•	The Audit Committee shall report to the Board periodically. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors, the performance of the internal audit function, any funding requirements for the outside auditors, Audit Committee and any advisors retained by the Audit Committee to assist it in its responsibilities and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board.

•	At least annually, the Audit Committee shall evaluate its own performance and report to the Board on such evaluation.

•	The Audit Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Nominating and Corporate Governance Committee.

Procedures

The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. The Chairman of the Audit Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter.

The Audit Committee shall meet separately, periodically, with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditors.

The Audit Committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisors and may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to meet with any members of, or advisors to, the Audit Committee.

The Audit Committee may delegate its authority to subcommittees or the Chairman of the Audit Committee when it deems appropriate and in the best interests of the Company.

Limitations Inherent in the Audit Committee’s Role

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the independent auditors. Furthermore, while the Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

II.    Qualified Legal Compliance Committee Functions

Purpose

The Qualified Legal Compliance Committee (“QLCC”) is created by the board of directors of the Company to review any report made directly, or otherwise made known, to the QLCC by an attorney representing the Company or its subsidiaries of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law (a “material violation”), all in accordance with the provisions of 17 CFR Part 205, as amended from time to time (“Part 205”). Any terms not defined herein shall have the definitions given them, if any, in Part 205.

Membership

The QLCC shall consist of all of the members of the Audit Committee of the Company. The members of the Audit Committee shall be appointed and removed as described under “Membership” with respect to the Audit Committee. The Chairman of the Audit Committee shall be the Chairman of the QLCC.

Authority and Responsibilities

In addition to any other responsibilities which may be assigned from time to time by the Board, the QLCC has the authority and responsibility for the following matters.

•	The QLCC shall adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Part 205 (a “report).

•	Upon receipt of a report, the QLCC shall:

•	inform the Company’s general counsel (“CLO”) and chief executive officer (“CEO”) of such report unless such notification would be futile; and

•	determine whether an investigation is necessary regarding any report of evidence of a material violation by the Company, its officers, directors, employees or agents.

•	If the QLCC determines an investigation is necessary or appropriate, the QLCC shall:

•	notify the audit committee or the full board of directors; and

•	initiate an investigation, which may be conducted either by the CLO or by outside attorneys.

•	At the conclusion of any such investigation, the QLCC shall:

•	recommend that the Company implement an appropriate response to the evidence of a material violation, which appropriate response may include:

•	a finding that no material violation has occurred, is ongoing or is about to occur;

•	the adoption of appropriate remedial measures, including appropriate steps or sanctions to stop any material violations that are ongoing, to prevent any material violation that has yet to occur, and to remedy or otherwise appropriately address any material violation that has already occurred and to minimize the likelihood of its recurrence; or

•	retaining or directing an attorney to review the reported evidence of a material violation and either (i) the Company has substantially implemented any remedial recommendations made by such attorney after a reasonable investigation and evaluation of the reported evidence or (ii) the attorney advises the Company that such attorney may, consistent with his or her professional obligations, assert a colorable defense on behalf of the Company or its officers, directors, employees or agents, in any investigation or judicial or administrative proceeding relating to the reported evidence of a material violation; and

•	inform the CLO, the CEO and the Board of the results of any such investigation initiated by the QLCC and the appropriate remedial measures to be adopted.

•	The QLCC may take all other appropriate action, including the authority to notify the Securities and Exchange Commission, if the Company fails in any material respect to implement an appropriate response that the QLCC has recommended the Company to take.

•	At least annually, the QLCC shall evaluate its own performance and report to the Board on such evaluation.

•	At least annually, the QLCC shall review and assess the adequacy of this charter and recommend any proposed changes to the Nominating and Corporate Governance Committee.

Procedures

The QLCC may act only by majority vote.

The QLCC shall meet at least annually and as often as it determines is appropriate to carry out its responsibilities under this charter. The Chairman of the QLCC, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter.

The QLCC is authorized (without seeking Board approval) to retain outside attorneys and other expert personnel to assist the QLCC as it deems necessary.

MERCURY INTERACTIVE CORPORATION

PROXY

Annual Meeting - May 19, 2004

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I appoint Amnon Landan, Douglas P. Smith and Susan J. Skaer individually as proxies to vote all of my Mercury Interactive common stock at the Annual Meeting of Stockholders to be held on May 19, 2004, or at any adjournment or postponement of that meeting as directed on the other side of this card and, in their discretion, upon other matters that arise at the meeting. I also give each of them the ability to substitute someone else as proxy. I revoke any proxy previously given for the same shares of stock.

The shares represented by this proxy will be voted in accordance with instructions given on the other side of this card. If this proxy is signed and returned without specific instructions as to any item or all items, it will be voted for the election of 6 directors as named herein and for proposals (2) and (3).

(Continued, and to be signed on reverse side)

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Please mark your votes as indicated	☒

The Board of Directors recommends a vote FOR proposals (1), (2) and (3)	The Board Recommends				The Board Recommends
	ê				ê

(1) The election to the Board of Directors of the 6 nominees named below for a term of 1 year:	FOR all nominees listed (except as marked to the contrary below) ☐	WITHHOLD authority to vote for all nominees listed ☐	(2)	Ratify and approve an amendment to Mercury’s Restated Certificate of Incorporation to increase the authorized number of shares of Mercury common stock to 560,000,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐
01 Amnon Landan 02 Igal Kohavi 03 Clyde Ostler 04 Yair Shamir 05 Giora Yaron 06 Anthony Zingale			(3)	Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Instruction: To withhold authority to vote for one or more individual nominees, write the name(s) of such person(s) here:

(Signature of Stockholder)	Date:

Sign, date and return this card promptly using the enclosed envelope. Sign exactly as your name appears above. Each joint tenant should sign. When signing as attorney, trustee, etc., give full title.

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